                                                                                                                                          EXHIBIT D

                                                   CLOSING DATE CERTIFICATE

                                                      THE TITAN CORPORATION

This Closing Date Certificate (this “Certificate”) is delivered pursuant to Section 5.1(c) of the Senior Secured Credit Agreement, dated as of February __, 2000 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Titan Corporation, a Delaware corporation (the “Borrower”), the various financial institutions as are or may become parties thereto (collectively, the “Lenders”), Credit Suisse First Boston, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), First Union Securities, Inc., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies, represents and warrants for and on behalf of the Borrower, as of the Closing Date, as follows:

1.  Financial Information, etc.  Each of the financial statements required pursuant to Section 5.1(h) of the Credit Agreement have been delivered to the Administrative Agent.

2.    Payment of Outstanding Indebtedness, etc.  All Indebtedness to be repaid pursuant to Section 5.1(p) of the Credit Agreement, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, has been paid in full from the proceeds of the HIGH TIDES and the Credit Extension made on the Closing Date and the commitments in respect of such Indebtedness have been terminated.

3.  Insurance.  Attached hereto as Annex I are certified copies of certificates of insurance  (or binders in respect thereof), from one or more insurance companies, evidencing coverage required to be maintained pursuant to the Credit Agreement and each Loan Document.

4. Material Adverse Change.  There has not occurred a Material Adverse Effect since December 31, 1998.

5.  Compliance with Warranties, No Default, etc.  Both before and after giving effect to the Credit Extension made on the Closing Date:

(a) the representations and warranties set forth in Article VI (excluding, however, those contained in Section 6.7) and in each other Loan Document are, in each case, true and correct in all respects (with respect to representations and warranties qualified by materiality or Material Adverse Effect) and in all material respects (with respect to all other representations and warranties) with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date unless such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties are true and correct as of such earlier date);

(b) except as disclosed by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.7,

(i)  no labor controversy, litigation, arbitration or governmental investigation or proceeding is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, or which would adversely affect the legality, validity or enforceability of the Credit Agreement or any other Loan Document; and

(ii)  no development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which could reasonably be expected to have a Material Adverse Effect; and

(iii) no Default has occurred and is continuing.

6.  Consents, etc.  All governmental and third party approvals and consents required to be obtained prior to the Closing Date in connection with the acquisitions of Acquisition Two and LinCom and all governmental and third party approvals and consents necessary in connection with the ACS Acquisition (other than the approval of the shareholders of ACS), the financing contemplated pursuant to the Credit Agreement (including the execution and delivery of the Credit Agreement and each other Loan Document required thereunder by each Obligor and the performance of their respective Obligations) and continuing operations of the Borrower, each Guarantor, ACS (after giving effect to the consummation of the ACS Acquisition), Acquisition Two and LinCom (after giving effect to the consummation of the acquisitions of Acquisition Two and LinCom) have been obtained and are in full force and effect (and, to the extent requested by the Administrative Agent, the Administrative Agent has received true and correct copies of such approvals and consents) and all applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Agreement.

7.  Litigation.  There is no pending or, to the knowledge of the Borrower, threatened, litigation, proceedings or investigations which could reasonably be expected to have (i) a material adverse effect on the ACS Acquisition or the acquisitions of Acquisition Two and LinCom or (ii) a Material Adverse Effect.

8.  Pro Forma EBITDA.  The Borrower has a minimum EBITDA, pro forma for the twelve months ended September 30, 1999, of $45,600,000, excluding pending acquisitions and any unrealized synergies.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered, and the certification, representations and warranties contained herein to be duly made, by an Authorized Officer this _____ day of February, 2000.

THE TITAN CORPORATION

By:

Name:

Title:

ANNEX I

Insurance Certificates